Press Release	Source: NowAuto Group, Inc.

NOWAUTO GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2007 RESULTS

Thursday 16, 2006, [time]

Company Reports Earnings Per Share of $0.02. New Business Lines Opening in 2007.

Tempe, Ariz., November 16, 2006 -- NowAuto Group, Inc. (NAUG: OTCBB) today announced results of its fiscal 2007 first quarter. The Company reported revenue of $1.7 million and earnings per share of $0.02 per.

NowAuto also reported a 22% increase in its current ratio due primarily to a 37% increase in contract receivables over the June 30, 2006 quarter. The Company reported its third consecutive quarterly profit for the first time in the Company’s history.

While revenue for the quarter ended September 30, 2006 was substantially lower than revenue for the same period last year, earnings per share remained the same due to substantially improved operating margins.

“Last year required a series of special sales promotions that while achieving positive results for the quarter ended September 30, 2006, ultimately resulted in significant write-offs and reserve for losses in the subsequent quarter. By keeping fixed costs down and focusing on higher margin sales we can grow, remain profitable, and introduce complimentary lines of business in coming years” said CEO Scott Miller.

NowAuto announced it will be launching its auto rental business in the Phoenix and Tucson markets beginning January 1, 2007. Rather than tourist or travel related rental business, the Company’s auto rental business will focus on the insurance and auto repair markets.

In addition, through an affiliation with an established auto insurance brokerage firm, NowAuto will introduce its own auto insurance brokerage services through all of its stores in Arizona. The Company expects regulatory and licensing approval to be completed in February 2007 with a target launch date of March 1, 2007.

Third, NowAuto plans to open its fifth buy-here-pay-here store, fourth in the Greater Phoenix area, by the end of March 2007.

“We believe these new lines of business are complimentary to our focus on the credit-challenged and under-banked markets” said CEO Scott Miller. “Capital expenditures have been completed and we are excited to add these new revenue sources to our operations.”

“We have continued our focus on improving operating and fiscal discipline” said CFO Faith Forbis. “The mission is to keep improving our margins as we expand our buy-here-pay-here business and introduce complimentary revenue streams.”

“We have studied the Phoenix market thoroughly” said COO Theodore Valenzuela. “We believe the Phoenix market can support up to eight NowAuto buy-here-pay-here locations. In addition to auto rental and insurance brokerage, we are investigating other, equally complimentary business opportunities, to increase revenue and profitability. Our plan is to expand prudently and profitably over the coming years.”

About NowAuto Group, Inc.

NowAuto Group, Inc. operates four buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships. Through its subsidiary, NavicomGPS, Inc. the company markets GPS tracking devices, primarily to independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:

NowAuto Group, Inc.
April Marquez
(480) 990-0007

Source: NowAuto Group, Inc.